Exhibit 10.11

Shared Executive Agreement

(the “Agreement”)

Between:	FilmOn TV Networks Inc (“Client”, “Company”, “FilmOn”)
338 N Canon Dr., 3rd Floor
Beverly Hills, CA, 90210

and	The Goldsmith Company Inc. (“Consultant”)
11619 Moorpark St.,
Studio City Ca, 91602

This Agreement, effective November 1, 2015, executed between the parties sets forth the terms on which Consultant provides personnel and services to Client. Client hereby engages Consultant to provide personal services and assistance with the corporate operations of the Client and its Affiliates, including but not limited to “FilmOn.TV Networks”, “FilmOn TV Inc” and “FilmOn TV UK Ltd”; and related initiatives referred to as the “Business Opportunity”.

The Consultant nominates as its “Nominated Executive” and the Client accepts and accepts only David Goldsmith to be eligible to act as provider of services to the Client and act in roles including but not limited to “Chief Strategy Officer and Corporate Development’ of the Client and their business initiatives and those of their Affiliates and to perform the “Duties” contemplated by this Agreement.

The parties acknowledge the existence of the TGC-Anakando Media Group Corporate Strategy and Business Development agreement signed and dated May 1, 2015 by Alki David, which calls for Consultant to provide certain services to be provided by Consultant to other businesses owned or controlled by Alki David. This Agreement does not cancel or nullify the aforementioned or any other agreement that Consultant has entered into with Alki David except that this Agreement is the only agreement that sets forth the terms under which Consultant provides services to FilmOn TV Networks and its subsidiaries.

The Nominated Executive will report to the Chairman of FilmOn TV Networks, unless otherwise directed by the Company.

1.	Duties:

The Goldsmith Company, Inc assigns David Goldsmith to provide personal services to the CEO, Alki David, and the organization, FilmOn TV Networks, subsidiaries and affiliates.

2.	Title: Chief Strategy Officer and Corporate Development

3.	Role and Responsibilities:

Consultant shall assist in performing all tasks necessary to achieve the Company’s mission and help execute management’s strategic and growth plans, with general objectives and specific initiatives determined by the Company, including but not limited to:

•	Identifying, Discover, Track, Intro, Meet and Vet Potential Strategic Partnerships, Acquisitions and/or Investments in OTT and other adjacent verticals.

•	Render non-exclusive corporate business development and corporate strategic marketing services as well as possible joint M&A, and/or venture opportunities.

•	Provide non-exclusive Corporate Business Development and Strategic intelligence, consulting and business development opportunities

•	Attend Conferences and Trade Shows for Intelligence/Information gathering and Evangelizer of FilmOn TV Networks

•	Provide Advice/counsel/introductions as needed by Company.

•	Advise on debt /financing needs.

4.	Targets

Performance by the Consultant will be judged in relation to Client’s progress to its agreed Business Plans and Strategic Forecasts.

5.	Fees

5.1	Base Compensation: Consultant shall be paid a base fee of $ 10,000 (ten thousand dollars) per month invoiced at the end of each month and payable within 10 business days from receipt of an invoice. This base fee is payable in addition to any other financial arrangement Consultant has with affiliates of the Client.

5.2	Incentive Compensation: Consultant shall be paid a success fee on achievement of certain Company goals and responsibilities, as specifically set forth on Exhibit A and its schedules, each schedule specifying a strategic goal and associated success fee, mutually agreed to between the Company and the Consultant. By mutual agreement, schedules may be added from time to time, as desired by the parties.

5.3	Equity Plan Participation (tbd)

5.4	The Consultant shall be reimbursed or advanced funds to cover all meals, and entertainment, and short term travel expenses either approved prior by the Chairman or otherwise as reasonably incurred by Consultant in discharging the Duties.

5.5

The Consultant, in his/her capacity as an independent contractor, shall be reimbursed or advanced funds to cover all reasonable travel expenses and extraordinary business expenses, provided that they approved prior by an officer of the Company. or otherwise as reasonably incurred by Consultant in discharging the Duties.

6.	Terms & Conditions of Consultancy

6.1	During the Term and for a period of two (2) years thereafter the Consultant will not, directly or indirectly: solicit or request any Consultant of or consultant to the Client to leave the employ of or cease consulting for the Client; solicit or request any Consultant of or consultant to the Client to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of the Client; solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of the Client, to employ or retain as a consultant any Consultant or consultant of the Client; or induce or attempt to induce any supplier or vendor of the Client to terminate or breach any written or oral agreement or understanding with the Client.

6.2	For a period of two (2) years following the Date of this Agreement, Consultant shall not, without the prior written consent of Client, which consent Client may withhold at their sole discretion, (a) utilize any Confidential Information to circumvent or compete with Client in relation to the FilmOn Business Plans, or (b) utilize information lawfully furnished or disclosed to Client by a non-party to this Agreement without any obligation of confidentiality and through no wrongful act of the recipient Party, or information independently developed by Client relative to the FilmOn Business Plan, to circumvent or compete with Client on the FilmOn Business Plan.

7.	Status of Consultant

Consultant shall at all times contemplated herein be considered an independent contractor of the Client. The Consultant shall not be deemed an agent. partner or joint venturer of Client for any purpose whatsoever, and Consultant shall have no authority to bind or act on behalf of Client. Consultant shall be responsible for, and agrees to comply with, obligations under federal and state tax laws for payment of income and, if applicable, self-employment tax. Further, to the fullest extent permitted by the laws of the State of California and the United States, Consultant forever waives any claims, rights or privileges they may have as against Client pursuant to any Labor Codes or Statutes including, but not limited to the Americans with Disabilities Act and any other similar provisions.

8.	Indemnities

8.1

Client will respectively indemnify Consultant for any third party claims made against Consultant during the Term hereof and for twelve (12) months thereafter arising in connection with the FilmOn Business Plan, except to the extent that such claim arises from the negligence or willful wrongdoing of Consultant. Consultant shall indemnify and hold Client and its principals harmless from any and all claims, causes, costs and fees (including but not limited to attorney’s fees) that arise as a result Consultant’s breach of its Duties, any materials created by Consultant, or any other misconduct of Consultant in connection with its Duties hereunder. As a condition to Client’s obligations to indemnify Consultant, Consultant shall provide prompt written notice of such claim to Client (the “Indemnitor”) and shall allow the Indemnitor to defend any such claim using counsel of its choice. The Indemnitor shall not settle any such claim without the express written consent of the Indemnitee, such consent not to be unreasonably withheld.

9.	Covenant Not to Compete

9.1	For good consideration and as an inducement for Client to engage Consultant, if such engagement is terminated for Cause, Consultant shall not compete, for a period of two years after the end of the Term of this Agreement, engage directly or indirectly, either personally or as an Consultant, associate partner, partner, manager, agent, or otherwise, or by means of any corporate or other device, in business related to the Business Opportunity within in the USA and any other Territory to which the Business Opportunity has extended: nor shall Consultant for such period and in such localities solicit orders, directly or indirectly, from any customers of the Client, or from any customers of its successor, for such products as are sold by Company or its successor, either for (himself or herself) or as an Consultant of any person, firm, or corporation.

9.2	The term “not compete” as used herein shall mean that the Consultant shall not own, manage, operate, consult or to be engaged or employed in a business substantially similar to, or competitive with, the present business of the Company or such other business activity in which the Company may substantially engage during the term of employment.

9.3	On the termination of the Consultant’s employment with the Client for any reason, the Consultant will not solicit any customer of the Client that was a customer of the Company during the course of the Consultant’s employment with the Client, whether or not still a customer of the Client and whether or not knowledge of the customer is considered confidential information, or in any way aid and assist any other person to solicit any such customer for a period of two years from the date of termination of the Consultant’s employment.

9.4	This Clause 7 shall not apply if Consultant is terminated without Cause.

10.	Trade Secrets

The Consultant acknowledges that the Client shall or may in reliance of this agreement provide Consultant access to trade secrets, customers and other confidential data and good will. Consultant agrees to retain said information as confidential and not to use said information on his or her own behalf or disclose same to any third party. The Consultant will take necessary actions to keep the Client’s business secrets, including but not limited to customer, supplier, logistical, financial, research and development information, confidential and not to disclose the Client’s business secrets to any third party during and after the term of the Consultant’s engagement

11.	Intellectual Property & Confidentiality

11.1	Those “Concepts and Ideas” disclosed by the Client to Consultant or which are developed by Consultant during the course of the performance of the Duties hereunder and which relate to the Client’s present, past or prospective business activities, services, and products, shall remain the sole and exclusive property of the Client. For further clarity, the results and proceeds of Consultant’s services contemplated hereunder shall be deemed “works-made-for-hire” commissioned for the benefit of Client as that term is commonly defined pursuant to United States Copyright Law. Should any of the results and proceeds of Consultant’s services hereunder not be deemed “works-made-for-hire”, the Consultant hereby grants to Client an exclusive, irrevocable, perpetual license to such.

11.2	For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans and/or technology of the Client including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific data, records, databases, formulations, protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

11.3	Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (a) can be demonstrated to have been lawfully in the public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by the Client; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant or any third party; or (d) is supplied to Consultant by a third party without binder of secrecy, so long as that such third party has no obligation to the Client or any affiliated companies to maintain such information in confidence.

11.4

As required by Consultant’s Duties, Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts, or Ideas to any third party without the consent of the Client, which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Client.

11.5	All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Client’s products and services, records, notebooks and all other materials containing Confidential Information or information about Concepts or Ideas (including all copies and reproductions thereof), that come into Consultant’s possession or control by reason of Consultant’s performance of the relationship, whether prepared by Consultant or others: (a) are the property of the Client or Franchisee, (b) will not be used by Consultant in any way other than in connection with the performance of his/her Duties, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Client or Consultant’s premises (except as Consultant’s Duties require), and (e) at the termination (for whatever reason), of Consultant’s relationship with the Client, will be left with, or forthwith returned by Consultant to the Client.

11.6	The Consultant agrees that the Client is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas. Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether registrable or not (“Developments”), which Consultant, as a result of rendering Services to the Client under this Agreement, may conceive or develop, shall: (i) forthwith be brought to the attention of the Client by Consultant and (ii) belong exclusively to the Client. No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

11.7	The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Client, without further compensation, all of his/her right, title and interest in and to all Concepts, Ideas, and Developments. The Consultant will execute all documents and perform all lawful acts which the Client considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

12.	Working Requirements

12.1	The Consultant shall primarily operate from FilmOn.TV Network’s offices in Los Angeles, and otherwise as reasonably required by Client. The Consultant is permitted to undertake other consulting engagements for third-parties, so long as such engagements are not competitive with FilmOn.com. The Client acknowledges that the Consultant is already engaged in a number of acceptable and hereby permitted third-party engagements.

12.2	The Consultant shall make best endeavors to attend to the Duties outlined for up to forty (40) hours each week whether expended both during and beyond the business hours and whether expended in attendance at the Client’s principal place of business or at such other location.

12.3	The Consultant shall be entitled to up to two (2) weeks paid leave every twelve (12) months from the date of this Agreement.

13.	Warranties

Consultant disclaims responsibility, direct or indirect, express or implied, for the truth, accuracy or completeness of information provided to Client concerning a Prospect introduced by Consultant or concerning persons or entities introduced to Client through a Prospect. Client acknowledges full and complete responsibility for the truth, accuracy, and completeness of all information concerning any Prospect or such other person or entity and, in its own behalf and as authorized representative of its Affiliates, expressly waives all rights of recourse, if any, against Consultant for reliance thereon by Client or any of Client’s Affiliates.

14.	Term

The initial term of this Agreement shall extend for a period of twelve (12) months (the “Initial Term”) unless terminated by either party at their sole discretion at any time on thirty (30) days written notice. At the expiration of the Initial Term, this Agreement will automatically renew for successive one (1) month periods (each a “Renewal Term” and collectively with the Initial Term, the “Term”) unless the Client or Consultant provides the other party with notice of its intent not to renew this Agreement at least thirty (30) days prior to the expiration of the then current term.

15.	Assignment

Other than to subsidiaries or Affiliates of Consultant, Consultant shall not have the right to assign its Duties and obligations hereunder without the express written consent of Client. Client may assign its rights and obligations hereunder to any of its subsidiaries or otherwise affiliated companies on notice to the Consultant.

16.	Governing Law

This Agreement shall be governed by the Laws of the State of California. Any dispute arising between Client and Consultant shall be brought before the Courts located in the State of California. Each party hereto submits to the personal jurisdiction of said courts.

17.	Miscellaneous

Each signatory to this Agreement hereby individually represents and warrants that he/she/it is duly authorized to bind Client and Consultant as applicable. This Agreement may be modified, waived, or otherwise changed only pursuant to a further written agreement between the parties hereto. This Agreement shall supersede any previous agreements and constitute the final expression of the agreement between Consultant and Client. Neither party has relied on any representations in entering into this Agreement except as expressly provided herein.

Agreed and accepted this 12th day of November, 2015.

Consultant: The Goldsmith Company Inc.		Client: FilmOn TV Networks Inc

By:	/s/ David A. Goldsmith	By:	/s/ Alkiviades David
	David A. Goldsmith President		Alkiviades David Chairman and Chief Executive Officer

Schedule A-1

Initiative: CinemaNow License and Integration

Goal:

To Initiate and Manage the FILMON PREMIUM Hollywood Movies and Television property on FilmOn.com by closing the content license and PPV integration deal with CinemaNow, a 3rd Party content service White Label Service Provider.

Role and Responsibility:

Introduction and deal definition.

Define First Transactional On Demand PPV Service for first-run Premium Hollywood Movies and Television. For FilmOn

Negotiation and Management of Key Deal Milestones, including Term Sheet, Definitive Agreement, and DECE-Ultra Violet License.

Work with Cinema Now team.

Work with Nick/Tech Team to maximize User Interface Design and Functionality

Create and Manage New Marketing and Promotion Plan for New Audience, Registration sign ups and new Transactional Revenue streams.

Work with Kim Hurwitz/Nick Kutovoy to create and distribute Banner Ads

Work with Affiliate Networks as needed

Fee:

Inclusive

Success Fee:

Consultant will be paid a success fee each month, equal to 5% of Gross Revenues collected by FilmOn as a direct result of the initiative. Success fees will be paid monthly, no later than 30 days from the end of the month. The Success Fee remains earned and payable as long as an applicable contract with the content partner remains in effect. The Company’s obligation to pay the success fee remains in effect for the length of the Third Party Agreement, including Renewals. Consultant will pay any other third parties to the introduction of Content Partner. In the event Client or Consultant terminates/ends the Agreement, then and only in that event, will the Success Fee sunset at the end of 7 years after termination.

Consultant	FilmOn
9

Schedule A-2

Initiative: M-GO Acquisition

Goal:

Acquisition of M-GO from Technicolor under Anakando Ltd as a wholly owned subsidiary with possible integration into FilmOn TV at some future date (tbd)

Responsibility:

Introduction, Investigation and Review

Immediate Due Diligence, Review and Prep for Bidding Process:

Process Letter

All Digital Files (approx. 100) in BOX files submitted by Technicolor

Work with Christophe to Identify Go forward and Cost Saving measures

First Deadline: 5pm November 13, 2015

Second deadline: TBD

Identify and work with NEW CEO

Ongoing Supervision with New Management.

Management of term negotiation(s) with Technicolor M&A, legal counsel, Anakando Legal, and Finance and deal closing.

Oversight of initial integration phase

Fee:

Inclusive

Success Fee:

Upon completion and deal closing, Consultant shall be paid a flat fee of $150,000 to be paid within 30 from the closing of the acquisition as a one time payment or spread in one-sixth monthly payments over 6 months as determined by Chairman:

Consultant	FilmOn
10

Disclaimer:

Consultant shall act solely as a finder and expressly not as a broker or dealer and, in conjunction therewith and with regards to Potential Investments, Mergers, Acquisitions, Funding or Financing introductions for Company. If Consultant is successful in identifying potential Investment or Investors and once identified, to provide Any information reasonably satisfactory to the Company regarding such potential Investment, Acquisition or Investor. Consultant shall submit the names of potential investors to the Company in writing. Consultant’s role under this section is identifying potential Mergers, Acquisitions, and/or Investors, and Consultant shall not participate in the negotiations between the Company and any potential Acquisition/Investor. Consultant shall not be authorized to engage in or to participate in any sales activities or negotiations on behalf of the Company, shall not be authorized to incur any obligation or enter into any agreement on behalf of the Company or otherwise to bind the Company in any manner, and shall not be, nor represent itself to be, an agent of the Company. However, Consultant is obligated to attend introductory meetings, unless otherwise mutually agreed by Consultant and the Company. Notwithstanding the above, Company has the sole right to not approve any suggested introduction.

Consultant	FilmOn
11

Schedule A-3

Initiative: M-Go License and Integration

Goal:

Initiate the FILMON PREMIUM Hollywood Movies and Television property on FilmOn.com by closing a 3rd party content license and PPV integration deal with M-GO/Technicolor, a content partner.

Responsibility:

Introduction and deal definition.

Define Transactional On Demand PPV Service for first run Premium Hollywood Movies and Television.

Manage negotiation of terms.

Manage implementation plan including new marketing and promotion plan to capture New Audience and Revenue streams.

Fee:

Inclusive

Success Fee:

Consultant will be paid a success fee each month, equal to 5% of Gross Revenues collected by FilmOn as a direct result of the initiative. Success fees will be paid monthly, no later than 30 days from the end of the month. The Success Fee remains earned and payable as long as an applicable contract with the content partner remains in effect. The Company’s obligation to pay the success fee remains in effect for the length of the Third Party Agreement, including Renewals. Consultant will pay any other third parties to the introduction of Content Partner. In the event Client or Consultant terminates/ends the Agreement, then and only in that event, will the Success Fee sunset at the end of 7 years after termination.

Consultant	FilmOn
12